Exhibit 99.1

Maturing into a Multi-Brand Ecosystem, BeautyHealth
Appoints Aesthetics Veteran Brad Hauser as Chief Operating Officer

Newly created role establishes end-to-end product oversight, from innovation to go-to-market

LONG BEACH, Calif.— April 19, 2023 —The Beauty Health Company (NASDAQ: SKIN), home to flagship brand Hydrafacial, today announced Brad Hauser’s promotion to Chief Operating Officer (COO), a new position within the company.

Brad will assume end-to-end Operating leadership, overseeing the company’s full product lifecycle, from ideation and innovation to go-to-market. He will continue to lead the existing Product organization, including technology, research and development, quality assurance, and regulatory affairs, and will take on new responsibilities overseeing Operations and Marketing. He will remain a member of the Company’s Executive Committee, reporting to President and Chief Executive Officer Andrew Stanleick.

"Brad is an industry veteran, and since joining BeautyHealth he has demonstrated outstanding leadership, most recently in preparing the business for the international launch of Syndeo, our next generation connected device, which is off to an encouraging start,” said Stanleick. “Positioning Brad to have full line of sight, from concept to market, will enable the Company to move thoughtfully and with speed, especially on our most important initiatives. Brad brings seasoned executive experience and, as COO, will further strengthen our global leadership capabilities as we take advantage of the sizable growth runway ahead.”

Brad joined BeautyHealth in January 2023 as Chief Product Officer. Prior, he led product development, R&D and business integration for top medical device and pharmaceutical companies, including Allergan Aesthetics – an AbbVie Company, Zeltiq Aesthetics, Cutera and Solta Medical. He also served as CEO of Soliton, Inc. during its development of the novel cellulite and tattoo removal medical device RESONIC.

Reflecting on the leadership evolutions, Stanleick said, “BeautyHealth has entered this year focused on launching Syndeo internationally and building further momentum with providers and consumers. These changes allow us to continue to bolster and meet demand for Hydrafacial and the rest of our growing portfolio of brands. I look forward to partnering with Brad in his expanded role, along with the rest of the Executive Committee, to lead the Company into a new era as a true multi-brand ecosystem.”

About The Beauty Health Company
The Beauty Health Company (NASDAQ: SKIN) is a global category-creating company delivering millions of skin health experiences every year that help consumers reinvent their relationship with their skin, bodies and self-confidence. Our brands are pioneers: Hydrafacial™ in hydradermabrasion, SkinStylus™ in microneedling, and Keravive™ in scalp health. Together, with our powerful community of estheticians, partners and consumers, we are personalizing skin health for all ages, genders, skin tones, and skin types in more than 90 countries. We are committed to being ever more mindful in how we conduct our business to positively impact our communities and the planet. Find a local provider at https://hydrafacial.com/find-a-provider/, and learn more at beautyhealth.com or LinkedIn.

Contacts
The One Nine Three Group
Investors: BeautyHealthIR@the193.com
Press: BeautyHealth@the193.com